UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2007

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2007, due to continuing health-related issues, Donald B. Witmer stepped down from his position as Vice President and Chief Financial Officer of NetLogic Microsystems, Inc. (the “Company”) effective April 9, 2007. Mr. Witmer will no longer be an officer of the Company, but he will continue to be employed by the Company through December 31, 2007 (the “Transition Period”) to advise the chief executive officer and interim principal financial officer, to assist the Company in identifying and hiring a new chief financial officer, and to participate in the transition of his duties to the new chief financial officer. During the Transition Period, Mr. Witmer will receive a base annualized salary of $127,050, and will continue to participate in the Company’s bonus plan, stock option plans and receive all other benefits of employment.

Also on April 5, 2007, the Company appointed Shigeyuki Hamamatsu as its interim chief financial officer in addition to his duties as the Company’s corporate controller. Mr. Hamamatsu will serve in this interim capacity until the Company hires a new chief financial officer.

Mr. Hamamatsu, 34, previously served as the Company’s interim chief financial officer from October 2006 through January 2007 and as its corporate controller since August 2004. From April 2004 to August 2004, Mr. Hamamatsu was employed by Magma Design Automation, a provider of EDA software, as a senior manager of external reporting. From September 1994 to March 2004, Mr. Hamamatsu was employed by PricewaterhouseCoopers LLP, most recently as a senior audit manager. Mr. Hamamatsu received a B.A. from the University of Washington, and is a certified public accountant.

In connection with the interim appointment of Mr. Hamamatsu, the Company increased Mr. Hamamatsu’s annual base salary to $200,000, established a target bonus for fiscal year 2007 at 25% of his new base annual salary, and granted Mr. Hamamatsu an option to purchase up to 20,000 shares of the Company’s common stock.

The Company’s press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished with this document:

Exhibits	Description
99.1	Press Release dated April 9, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: April 9, 2007	By:	/s/ Ronald S. Jankov
Ronald S. Jankov President and Chief Executive Officer

EXHIBIT INDEX

Exhibits	Description
99.1	Press Release dated April 9, 2007